UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 19, 2011
Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

001-33063	38-2378932

(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502

(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.
On January 19, 2011, Citizens received a notice from The Nasdaq Stock Market stating that the minimum bid price of Citizens’ common stock continued to be below $1.00 per share and that Citizens had therefore not regained compliance with Nasdaq Marketplace Rule 5450(a)(1) following receipt of the previously disclosed initial notification of noncompliance from The Nasdaq Stock Market, dated July 19, 2010. The notification letter does not affect the listing of Citizens’ common stock on The Nasdaq Capital Market at this time and it will continue to trade under the symbol CRBC.
The notification letter states that Citizens will be afforded an additional 180 calendar days, or until July 18, 2011, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of Citizens’ common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If Citizens does not regain compliance by July 18, 2011, Nasdaq will provide a written notification that Citizens’ common stock will be delisted. Citizens may appeal the determination to delist at that time and submit a plan of compliance to The Nasdaq Stock Market, which would temporarily stay any delisting action.
Citizens intends to actively monitor the bid price for its common stock and is considering available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its:	General Counsel and Secretary

Date: January 21, 2011